                                                                     Exhibit 2.2

--------------------------------------------------------------------------------

                               EXCHANGE AGREEMENT

                                  by and among

                           TELESPECTRUM WORLDWIDE INC.
                            (a Delaware corporation),

                                  JOHN GOODMAN,

                                       and

                                  MARC GRAINER


                           Dated as of October 1, 1996

--------------------------------------------------------------------------------


Section                                                                    Page
-------                                                                    ----
1.       Reference to Definitions ........................................ -1-
         ------------------------

2.       Exchange. ....................................................... -1-
         ---------

3.       Closing ......................................................... -2-
         -------

4.       Conditions to TeleSpectrum's Obligations. ....................... -2-
         -----------------------------------------

5.       Conditions to each Shareholder's Obligations. ................... -3-
         ---------------------------------------------

6.       Representations and Warranties of the Shareholders .............. -4-
         --------------------------------------------------

7.       Representations and Warranties of TeleSpectrum. ................ -17-
         -----------------------------------------------

8.       Certain Agreements. ............................................ -18-
         -------------------

9.       Conduct of the Business Prior to the Closing ................... -19-
         --------------------------------------------

10.      Survival of Representations; Indemnification. .................. -21-
         ---------------------------------------------

11.      Termination .................................................... -24-
         -----------

12.      Payment of Expenses ............................................ -25-
         -------------------

13.      Contents of Agreement. ......................................... -25-
         ----------------------

14.      Amendment, Parties in Interest, Assignment, Etc. ............... -25-
         ------------------------------------------------

15.      Interpretation. ................................................ -25-
         ---------------

16.      Remedies. ...................................................... -25-
         ---------

17.      Notices. ....................................................... -26-
         --------

18.      Governing Law .................................................. -27-
         -------------

19.      Consent to Jurisdiction; Service of Process, etc. .............. -27-
         -------------------------------------------------

20.      Legend; Registration Rights .................................... -27-
         ---------------------------

21.      Counterparts. .................................................. -30-
         -------------

22.      Definitions .................................................... -30-
         -----------


                               EXCHANGE AGREEMENT


         THIS EXCHANGE AGREEMENT is made as of October 1, 1996, by and among TeleSpectrum Worldwide Inc., a Delaware corporation ("TeleSpectrum"), John Goodman and Marc Grainer. Messrs. Goodman and Grainer are sometimes referred to together as the "Shareholders."

                                   Background
                                   ----------

         Tarp (Europe) Limited, a company registered in England and Wales (the "Company"), is engaged in the business of providing customer service, management research and consulting. The Shareholders own all of the issued and outstanding capital stock of the Company which consists solely of voting stock, TeleSpectrum desires to acquire all of such capital stock in exchange for the Shares (as defined herein) and the Shareholders desire to acquire the Shares in exchange for such capital stock, all on the terms and subject to the conditions of this Agreement. The parties intend that, upon completion of the Exchange (defined below), (a) the Company will be a wholly-owned subsidiary of TeleSpectrum,
(b) for federal income tax purposes, the Exchange shall constitute a tax-free reorganization under ss. 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"). The parties also intend the Exchange to involve the exchange of (x) such number of shares of TeleSpectrum Common Stock (as defined below) having an aggregate Trading Value (defined below) equal to $5,000,000 and an agreed upon fair market value (as defined in Section 22) of $3,250,000 for
(y) all of the issued and outstanding capital stock of the Company (having an aggregate fair market value of $3,250,000).

         NOW, THEREFORE, in consideration of and reliance on the respective representations, warranties and covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Reference to Definitions. For convenience, certain terms used in this
   -------------------------
Agreement are listed in alphabetical order and defined or referred to in Section 22 (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

2. Exchange.
   ---------

         2.1. Exchange. At the Closing, subject to the terms and conditions of
              ---------
this Agreement, (i) each Shareholder shall transfer, convey and deliver to TeleSpectrum all of his right, title and interest in all of his TARP Shares and
(ii) the Company shall transfer and deliver certificates representing 50% of the Shares to each Shareholder. Such transfers are collectively referred to as the "Exchange."

         2.2. Consent of Third Parties. Nothing in this Agreement shall be
              -------------------------
construed as an attempt by the Company to assign pursuant to this Agreement any Contract or Permit which is by its terms or by Regulation nonassignable without the consent of any other party or parties, unless such consent or approval shall have been given, (a "Non-Assignable Contract"). To the extent that any such consent or approval in respect of, or a novation of, a Non-Assignable Contract shall not have been obtained on or before the Closing Date, the Shareholders shall continue to use commercially reasonable efforts to obtain any such consent, approval or novation after the Closing Date until such time as it shall have been obtained.

      2.3. Post-Closing Adjustment to Equity. Immediately prior to the
           ----------------------------------
Closing, the Shareholders shall cause the Company to enter into an Agreement with the Shareholders containing the substantive provisions set forth on Exhibit
2.3 hereto.

3.    Closing.
      --------

      3.1. Location, Date. The closing of the Exchange (the "Closing") shall
           ---------------
take place at the offices of the Morgan, Lewis & Bockius LLP, 2000 One Logan Square, Philadelphia, PA 19103 on or before October 28, 1996 (the "Termination Date") or such earlier date upon the satisfaction of (or waiver by the party entitled to the benefit of) the conditions set forth in Sections 4 and 5, or at such other place within the United States, date and time as the parties may agree in writing.

      3.2. Closing Deliveries. In connection with the completion of the
           -------------------
Exchange contemplated in Section 2, at the Closing,

           (a) TeleSpectrum shall deliver or cause to be delivered certificates representing the Shares, registered in the name of the Shareholders and such other agreements, documents and instruments contemplated by this Agreement and such other items as may be reasonably requested; and

           (b) each Shareholder shall deliver his certificates representing the TARP Shares duly endorsed for transfer and such other agreements, documents and instruments contemplated by this Agreement and such other items as may be reasonably requested.

4. Conditions to TeleSpectrum's Obligations.
   -----------------------------------------

           The obligations of TeleSpectrum to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by TeleSpectrum:

      4.1. No Court Order or Litigation. No Court Order or Litigation shall
           -----------------------------
be pending or threatened that prevents or that seeks to restrain the consummation, or challenges the validity or legality, of the Exchange or that would limit or affect adversely TeleSpectrum's acquisition of the TARP Shares.

      4.2. Representations, Warranties and Agreements. (a) The
           -------------------------------------------
representations and warranties of the Shareholders set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made at such time and (b) the Shareholders shall have each performed or tendered performance in all material respects of all covenants and agreements contained in this Agreement required to be performed and complied with by them at or prior to the Closing. The Shareholders shall have delivered to TeleSpectrum a certificate signed by the President of the Company and each Shareholder, in form and substance reasonably satisfactory to counsel to TeleSpectrum and substantially in the form attached hereto as Exhibit 4.2, that the Company and the Shareholders have performed all covenants and agreements to be performed by them under this Agreement and as regarding the accuracy of its representations and warranties contained herein as of the Closing Date.

      4.3. Regulatory Approvals. All Permits, if any, necessary for the
           ---------------------
consummation of TeleSpectrum's acquisition of the Purchased Assets shall have been obtained and shall be in full force and effect.

      4.4. Legal Opinions. The Shareholders shall have tendered a legal
           ---------------
opinion of Lewis Silkin, special counsel to the Shareholders, that is reasonably acceptable to counsel to TeleSpectrum and substantially in the form attached hereto as Exhibit 4.4.

      4.5. Required Tender. The Shareholders shall have tendered or caused
           ----------------
the tender of the items set forth in Section 3.2 (b).

5.    Conditions to each Shareholder's Obligations.
      ---------------------------------------------

      The obligations of the Shareholders to effect the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any one or more of which may be waived by such parties:

      5.1. No Injunction. No Court Order or Litigation shall be pending or
           --------------
threatened that prevents or that seeks to restrain the consummation, or challenges the validity or legality, of the Exchange.

      5.2. Representations, Warranties and Agreements. The representations
           -------------------------------------------
and warranties of TeleSpectrum set forth in this Agreement shall be true and complete in all material respects as of the Closing Date as though made at such time and TeleSpectrum shall have performed or tendered performance in all material respects of all covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing. TeleSpectrum shall have delivered a certificate signed by the President of TeleSpectrum, in form and substance reasonably satisfactory to counsel to the Company and substantially in the form attached hereto as Exhibit 5.2, that TeleSpectrum has performed all covenants and agreements to be performed by it under this Agreement and as regarding the accuracy of its representations and warranties contained herein as of the Closing Date.

         5.3  Legal Opinion. TeleSpectrum shall have tendered a legal opinion of
              --------------
Morgan, Lewis & Bockius LLP, counsel to TeleSpectrum, that is reasonably acceptable to counsel to the Company and substantially in the form attached hereto as Exhibit 5.3.

         5.4  Regulatory Approvals. All Permits, if any, necessary for the
              ---------------------
consummation of TeleSpectrum's acquisition of the Purchased Assets shall have been obtained and shall be in full force and effect.

         5.5  Required Tender. TeleSpectrum shall have tendered or caused the
              ----------------
tender of the Shares as set forth in Section 3.2(a).

         5.6  General Release. As of the Closing Date, the Shareholders and the
              ----------------
Company shall execute a mutual release of all claims in the form attached hereto as Exhibit 5.6, as such form may be prepared on or prior to the Closing.

6. Representations and Warranties of the Shareholders. Each Shareholder hereby
   ---------------------------------------------------
jointly and severally represents and warrants to TeleSpectrum that, except as set forth in a letter dated as of the date of this Agreement, executed by each Shareholder, addressed and delivered to TeleSpectrum by each Shareholder at or prior to the Closing and containing information required by this Agreement and exceptions to the representations and warranties of the Shareholders under this Agreement (the "Disclosure Letter"):

         6.1  Corporate Status. The Company is a company duly organized, validly
              -----------------
existing and in good standing under the laws of the United Kingdom. The Charter Documents and bylaws of the Company that have been delivered to TeleSpectrum are effective under applicable Regulations and are current, correct and complete.

         6.2  Authorization. The Company has the requisite power and authority
              --------------
to own its property and carry on its Business as currently conducted. Each Shareholder has the requisite power, capacity, legal right and authority to execute and deliver the Exchange Agreement and to perform the transactions to be performed by him thereunder. The Exchange Agreement will be duly executed and delivered by each Shareholder and will constitute a valid and binding obligation of him, enforceable against him in accordance with its terms.

         6.3  Consents and Approvals. Except for the consents specified in the
              -----------------------
Disclosure Letter (the "Required Consents"), neither the execution nor delivery by either Shareholder of this Agreement, nor the performance of the Exchange to be performed by him thereunder, will require any filing, consent or approval, constitute a Default or cause any payment obligation to arise under (a) any Regulation or Court Order to which either the Company or Shareholder is subject,
(b) the

Charter Documents or bylaws of the Company or (c) any Contract, Government Permit or other document to which the Company is a party or by which its business or assets may be subject.

         6.4  Stock Ownership. The Shareholders own all of the TARP Shares, free
              ----------------
and clear or any Encumbrances, which represent all of the issued and outstanding capital stock of the Company. There are no issued existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of the Company. All of the TARP Shares are duly and validly authorized and issued, fully paid and non-assessable. Upon completion of the Exchange, TeleSpectrum will have received valid title to all of the TARP Shares free and clear of any Encumbrances.

         6.5  Financial Statements. The Disclosure Letter includes correct and
              ---------------------
complete copies of the Company's financial statements consisting of a balance sheet of the Company as of March 31, 1994, 1995 and 1996 and the related statements of income and retained earnings for the years then ended (collectively, the "Financial Statements"), each of which were audited by the firm of F.W. Stephens & Co. with respect to 1994 and 1995 and by Frank Hirth & Co. with respect to 1996. The Disclosure Letter also includes correct and complete copies of the Company's unaudited financial statements consisting of a balance sheet of The Company as of the period ended August 31, 1996 and the related statements of income for the period then ended (the "Unaudited Financial Statements," and together with the Audited Financial Statements, the "Financial Statements"). The Financial Statements of the Company are consistent with the books and records of the Company, and there are no material changes required by GAAP to be recorded in accounting records that have not been recorded in the accounting records underlying such Financial Statements. The Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly the financial position and assets and liabilities of the Company as of the dates thereof and the results of its operations for the years and periods then ended, subject to normal recurring year-end adjustments and the absence of notes in the case of the Unaudited Financial Statements. The balance sheets of the Company as of March 31, 1996 that are included in the Financial Statements are referred to herein as the "Company Balance Sheets" and the dates thereof is referred to as the "Balance Sheet Date." The balance sheets of the Company as of August 31, 1996 that are included in the Financial Statements are referred to herein as the "Interim Company Balance Sheets" and the dates thereof is referred to as the "Interim Balance Sheet Date."

         6.6  Title to Assets and Related Matters. The Company has good and
              ------------------------------------
marketable title to, valid leasehold interests in or valid licenses to use, all of its assets, free from any Encumbrances except those specified on the Disclosure Letter. The use of the Company's assets is not subject to any Encumbrances (other than those specified in the preceding sentence), and such use does not materially encroach on the property or rights of anyone else. All of the Company's assets are in the possession or under the control of the Company and consist of all of the assets necessary to operate the businesses of the Company as now being operated. Except as set forth on the Disclosure Letter, all of the tangible personal property included in the assets (a) is in good working condition and reasonable repair, subject to normal wear and tear, (b) is usable in the ordinary course of business and

(c) conforms in all material respects with all applicable Regulations relating to its construction, use and operation. Except for those items subject to the Personal Property Leases, no Person other than the Company own any vehicles, equipment or other tangible assets located on the Real Property that are used by the Company in its business (other than immaterial items of personal property owned by the employees of the Company) or that are necessary for the operation of its business.

         6.7  Real Property. The Disclosure Letter describes all real estate
              --------------
(including, without limitation, a description of how such real estate is zoned) used in the Company's operations as well as any other real estate that is in the possession of or leased by the Company and the improvements (including buildings and other structures) located on such real estate (collectively, the "Real Property"), identifies which Real Property is owned and which is leased, and lists any leases under which any such Real Property is possessed by the Company or leased by the Company to others (the "Real Estate Leases"). The Disclosure Letter also describes any other real estate previously owned, leased or otherwise operated by the Company and the time periods of any such ownership, lease or operation. All of the buildings and structures included in the Real Property are structurally sound, and all of the heating, ventilating, air conditioning, plumbing, sprinkler, electrical and drainage systems, elevators and roofs, and all other fixtures, equipment and systems at or serving such Real Property are generally in good condition, repair and working order and are generally adequate for the present use of the Real Property by the Company in conducting its business, and there is no condition which will result in the termination of the present access from the Real Property to such utility services and other facilities. The Company has not received any notices, oral or written, and have no reason to believe, that any governmental body having jurisdiction over any Real Property intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property. The Company has not received any notices, oral or written, from any governmental body, and has any reason to believe, that any of the Real Property or any improvements erected or situate thereon, or the uses conducted thereon or therein, violate any Regulations of any governmental body having jurisdiction over such Real Property. The Company has not received any notice from the holder of any mortgage, from any insurance company which has issued a policy with respect to any of the Real Property or from any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies in any of the Real Property or suggesting or requesting the performance of any repairs, alterations or other work to any of the Real Property.

         6.8  Certain Personal Property. The Company has delivered to
              --------------------------
TeleSpectrum a complete fixed asset schedule, describing and specifying the location of all items of tangible personal property that are included in the Company Balance Sheet. Except as listed on the Disclosure Letter, since the Balance Sheet Date, the Company has not (i) acquired any items of tangible personal property that has, in any case, a carrying value in excess of $25,000, or an aggregate carrying value in excess of $50,000 or (ii) disposed of any items of tangible personal property (other than inventory) that have, in any case, an initial carrying value in excess of $25,000, or an initial aggregate carrying value in excess of $50,000.

         6.9  Personal Property Leases. The Disclosure Letter lists all assets
              -------------------------
and property (other than Real Property) that have been used in the operation of the Company's business and that are possessed by the Company under an existing lease, including all trucks, automobiles, forklifts, machinery, equipment, furniture and computers, except for any lease under which the aggregate annual payments are less than $12,000 (each, an "Immaterial Lease"). The Disclosure Letter also lists the leases under which such assets and property listed on the Disclosure Letter are possessed. All of such leases (excluding "Immaterial Leases") are referred to herein as the "Personal Property Leases."

         6.10  Accounts Receivable. The accounts receivable of the Company are
               --------------------
bona fide accounts receivable created in the ordinary course of business and are not subject to defenses, set-offs or counterclaims and are good and collectible at the aggregate recorded amounts thereof (in each case, net of the reserves for such items included in the Interim Company Balance Sheets). The Disclosure Letter includes a correct and complete accounts and notes receivable aging of the Company as of the Interim Balance Sheet Date reflecting the aggregate dollar amount of all accounts and notes receivable due the Company which have been outstanding for: 30 days or less; more than 30 but less than 61 days; more than 60 but less than 91 days; and more than 90 days.

         6.11  Inventory. All inventory of the Company consists of items useable
               ----------
or saleable in the ordinary course and is valued on the Company's books and records at the lower of cost or fair market value. The inventory records for the Company that have been delivered to TeleSpectrum or made available for inspection by TeleSpectrum are accurate with respect to the data contained therein.

         6.12  Accounts Payable. All accounts payable as set forth on the
               -----------------
Interim Company Balance Sheet or arising since the date thereof have been incurred in the ordinary course of business.

         6.13  Product Warranties and Price Guarantees. The Disclosure Letter
               ----------------------------------------
sets forth all express product warranties and price guarantees made by the Company.

         6.14  Liabilities. Except as specified on the Disclosure Letter, the
               ------------
Company does not have any Liabilities, and none of its assets are subject to any Liabilities, except (a) as specifically disclosed on the Interim Company Balance Sheet, (b) Liabilities incurred in the ordinary course since the Interim Balance Sheet Date, and (c) Liabilities under any Contracts specifically disclosed on the Disclosure Letter (or not required to be disclosed because of the term or amount involved) that were not required under GAAP to have been specifically disclosed or reserved for on the Interim Company Balance Sheet.

         6.15  Taxes. The Company has duly filed all Federal, state, local,
               ------
foreign and other tax returns that are required to be filed and that were due prior to the Closing Date, and have paid all taxes and assessments shown as being due pursuant to such returns or pursuant to any assessment received. All taxes and other assessments and levies that the Company have been required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities or are properly held by the Company for such payment. There are no proceedings or other actions, nor is there any basis for any proceedings or other actions, for the assessment or collection of additional taxes of any kind for any period for which returns have or should have been filed.

         6.16  Subsidiaries. The Company does not own, directly or indirectly,
               -------------
any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, joint venture or other legal entity.

         6.17  Legal Proceedings and Compliance with Law.
               ------------------------------------------

               (a) Except as disclosed on the Disclosure Letter, there is no Litigation that is pending or, to knowledge of either Shareholder, threatened against or related to the Company. There has been no Default under any Regulation applicable to the Company, its assets or its business, including any Regulation relating to pollution or protection of the environment, except for any Defaults that have been cured without material cost, and the Company has not received any notices from any governmental entity regarding any alleged Default under any Regulation except those that have been cured without material cost. There has been no Default with respect to any Court Order applicable to the Company.

               (b) Without limiting the generality of Section 6.17(a), except as described on Disclosure Letter, there has not been any Environmental Condition
(i) at any premises at which the business of the Company (or any predecessor of the Company) is currently conducted, (ii) at any property owned, leased or operated at any time by the Company (or any predecessor of either Company) or any Person controlled by any Affiliate of the Company, or (iii) at any property at which wastes have been deposited or disposed by or at the behest or direction of the Company (or any predecessor of the Company) or any Person controlled by any Affiliate of the Company, nor has the Company received written notice of any such Environmental Condition. "Environmental Condition" means any condition or circumstance, including the presence of Hazardous Substances, whether created by the Company (or any predecessor of the Company) or any third party, at or relating to any such property or premises that would (i) require abatement or correction under an Environmental Law, (ii) give rise to any civil or criminal liability under an Environmental Law, or (iii) create a public or private nuisance. "Environmental Law" means all Regulations and Court Orders relating to pollution or protection of the environment as well as any principles of common law under which a Person may be held liable for the release or discharge of any materials into the environment.

               (c) The Company has delivered to TeleSpectrum correct and complete copies of any written reports, studies or assessments in the possession or control of the Company or any Shareholder that relate to any Environmental Condition. Neither Shareholder knows of any other written reports, studies or assessments, whether or not in the possession or control of the Company or either Shareholder, that relate to any Environmental Condition.

               (d) Except in those cases where the failure would not have a Material Adverse Effect, (i) the Company has obtained and is in full compliance with all Permits, all of which are listed on the Disclosure Letter along with their respective expiration dates, that are required for the ownership of its assets or operation of its business as currently operated by the Company,
(ii) all of the Permits are
currently valid and in full force and (iii) the Company has filed such timely and complete renewal applications as may be required with respect to its Permits. To the knowledge of each Shareholder, no revocation, cancellation or withdrawal of a Permit has been threatened.

         6.18     Contracts.
                  ----------

                  (a) The Disclosure Letter lists each Contract of the following types to which the Company is a party or by which it is bound:

                           (i) Contracts with any present or former stockholder,
                  director, officer, employee, partner or consultant or with any Affiliate of either Shareholder;

                           (ii) Contracts for the purchase of, or payment for,
                  supplies or products, or for the performance of services, from or by a third party, in excess of $25,000 with respect to any one supplier or other party;

                           (iii) Contracts to sell or supply products, inventory
                  or other property to, or to perform services for, a third party, that involve an amount in excess of $25,000 with respect to any one customer or other party;

                           (iv) Contracts to sell any product or provide any
                  service to a governmental or regulatory body;

                           (v) Contracts limiting or restraining it from
                  engaging or competing in any lines or business with any Person;

                           (vi) Contracts with any customer providing for a
                  volume refund, retrospective price adjustment or price guarantee;

                           (vii) Contracts to lease to or to operate for any
                  other party any asset that involve an amount in excess of $25,000 in any individual case (other than Real Estate Leases and Personal Property Leases identified on the Disclosure Letter);

                           (viii) Any notes, debenture, bonds, conditional sale
                  agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners or stockholders or with Affiliates of either Shareholder or any members of his immediate families), or agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person;

                           (ix) Contracts creating or recognizing any
                  Encumbrances with respect to any assets;

                           (x) Contracts with distributors, manufacturers sales
                  representatives or other sales agents;

                           (xi) Contracts which relate in whole or in part to
                  any software, technical assistance or other know-how or other Intellectual Property right;

                           (xii) Contracts for any capital expenditure or
                  leasehold improvement in excess of $25,000; and

                           (xiii) Any other Contracts (other than those that may
                  be terminated on not more than 30 days' notice without Liability and those described in any of (i) through (xii) above) not made in the ordinary course of business or which are material to the Company's business or assets.

                  (b) The Company is not in Default under any Contract. To the knowledge of each Shareholder, the Company has not received any communication from, or given any communication to, any other party indicating that the Company or such other party, as the case may be, is in Default under any Contract. To the knowledge of each Shareholder, none of the other parties to any such Contract to which the Company is a party is in Default thereunder.

         6.19  Insurance. The Disclosure Letter lists all policies or binders of
               ----------
insurance held by or on behalf of the Company or relating to its business or any of it assets, specifying with respect to each policy the insurer, the type of insurance, the amount of the coverage, insured, the expiration date, the policy number and any pending claims thereunder. There is no Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder, except for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect. There is no notice of nonrenewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by the Company, except for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect.

         6.20 Intellectual Property and Software Products.
               --------------------------------------------

         (a) The Company neither currently uses nor has it previously used in the development, production or marketing of its products and services any Copyrights, Patents or Trademarks except for those listed on the Disclosure Letter. The Company owns or has the lawful right to use all material Intellectual Property that is used in the operation of its business in the ordinary course or otherwise. All of the Intellectual Property listed on the Disclosure Letter is owned by the Company free and clear of any Encumbrances, or used pursuant to an agreement that is described on the Disclosure Letter. Except in such cases that would not have a Material Adverse Effect, individually or in the aggregate, the Company neither infringes upon nor unlawfully or wrongfully uses any Intellectual Property rights owned or claimed by another Person, and the Company is not in Default, nor has received any notice of any claim of infringement or any other claim or proceeding, with respect to any such Intellectual Property. Except for any rights under written licenses or other written Contracts, no current or former employee of the Company and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, and including any right to royalties or other compensation, in any of the Intellectual Property, or in any application therefor.

         (b) The Disclosure Letter contains a complete list of all of the computer software products sold, licensed, distributed, marketed, used or under development by the Company (the "Software Products"). Each of the Software Products performs substantially in accordance with the specifications, documentation and other written material used in connection with the sale, license, distribution, marketing or use thereof and is free of defects in programming and operation except such defects as would not materially and adversely affect the use of the respective Software Products for their intended purposes.

         (c) Except as specified on the Disclosure Letter, all right, title and interest in and to the Software Products is owned by the Company, free and clear of all Encumbrances. No government funding was utilized in the development of any of the Software Products. Except for such violations that would not have a Material Adverse Effect, individually or in the aggregate, the sale, license, distribution, marketing or use of the Software Products by the Company violates any rights of any other Person, and the Company has not received any communication alleging such a violation. Except as specified on Disclosure Letter, the Company has no obligation to compensate any Person for the sale, license, distribution, marketing or use of the Software Products. Other than as set forth on Disclosure Letter, the Company has not granted to any other Person any license, option or other right in or to any of the Software Products, except for non-exclusive, royalty-bearing, end-user licenses granted pursuant to license agreements, substantially in the forms attached as part of the Disclosure Letter (the "End-User Licenses").

         (d) The Company has no obligation to any Person to maintain, modify, improve or upgrade any of the Software Products, except for any such obligation set forth in an End-User License or under a customer-specific services agreement and such other obligations as would not have a Material Adverse Effect.

         (e) The Company has kept secret and has not disclosed the source codes for the Software Products to any Person other than to those Persons identified on the Disclosure Letter and to certain employees of the Company.

         6.21  Employee Relations.
               -------------------

               (a) Except as described in the Disclosure Letter, the Company is not (a) a party to or otherwise bound by any collective bargaining or other type of union agreement, (b) a party to, involved in or, to the knowledge of the Company or either Shareholder, threatened by, any labor dispute or unfair labor practice charge, or (c) currently negotiating any collective bargaining agreement, and the Company has not experienced any work stoppage during the last three years. The

Disclosure Letter sets forth the names and current annual salary rates or current hourly wages of all present employees of the Company.

                  (b) The Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. There are no outstanding claims against the Company (whether under Regulation, Contract, policy, or otherwise) asserted by or on behalf of any present or former employee or job applicant of the Company on account of or for
(i) overtime pay, other than overtime pay for work done in the current payroll period, (ii) wages or salary for any period other than the current payroll period, (iii) any amount of vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar benefits,
(v) unemployment insurance benefits, (vi) workers' compensation or disability benefits, (vii) any violation of any statute, ordinance, order, rule or regulation relating to plant closings, employment terminations or layoffs, including but not limited to The Workers Adjustment and Retraining Act,
(viii) any violation of any statute, ordinance, order, rule or regulations relating to employee "whistleblower" or "right-to-know" rights and protection,
(ix) any violation of any statute, ordinance, order, rule or regulations relating to the employment obligations of federal contractors or subcontractors or (x) any violation of any Regulation relating to minimum wages or maximum hours of work, and neither Shareholder is aware of any such claims which have not been asserted. No Person (including any governmental body) has asserted or threatened any claims against either Company under or arising out of any Regulation relating to discrimination or occupational safety in employment or employment practices.

         6.22     Benefit Plans.
                  --------------

                  (a) The Disclosure Letter contains a complete list of all Benefit Plans sponsored or maintained by the Company or under which the Company may be obligated. The Company has delivered to TeleSpectrum (i) accurate and complete copies of all Benefit Plan documents and all other material documents relating thereto, including all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Benefit Plans for which financial statements or actuarial reports are required or have been prepared, and (iv) accurate and complete copies of all annual reports for all Benefit Plans (for which annual reports are required) prepared within the last three years. Each Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the Benefit Plan in the Disclosure Letter.

                  (b) All Benefit Plans conform (and at all times have conformed) to, and are being administered and operated (and at all times have been administered and operated) in material compliance with all applicable Regulations.

                  (c) There are no pending or, to the knowledge of either Shareholder, threatened claims by or on behalf of any Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Benefit Plans, alleging any breach of fiduciary duty on the part of the Company or any of its officers, directors or employees under any applicable Regulation, or claiming benefit payments other than those made in the ordinary operation of such plans, nor is there, to the knowledge of either Shareholder, any basis for any such claim.

                  (d) The Company has made all required contributions under its Benefit Plans or such contributions are properly accrued on the Company's Financial Statements.

         6.23  Corporate Records. The minute books of the Company contain
               ------------------
complete and correct copies of its Charter Documents and bylaws. The stock record book of the Company is complete and correct.

         6.24  Absence of Certain Changes. Except as contemplated by this
               ---------------------------
Agreement, since the Balance Sheet Date, except as mutually agreed, the Company has conducted its Business in the ordinary course and there has not been with respect to the Company:


                  (a) any material adverse change in its Business, Assets or Liabilities;

                  (b)  any change or amendment in its Charter Documents;

                  (c) any distribution or payment declared or made in respect of its capital stock by way of dividend, purchase or redemption of shares or otherwise;

                  (d) except as contemplated by Section 2.3 hereof, any increase in the compensation payable or to become payable to any director, officer, employee or agent, except for increases for non-officer employees made in the ordinary course of business, nor any other change in any employment or consulting arrangement;

                  (e) any sale, assignment or transfer of any material assets, or any additions to or Exchange involving any material assets, other than those made in the ordinary course of business;

                  (f) other than in the ordinary course of business, any waiver or release of any claim or right or cancellation of any debt held;

                  (g) any payment to any Affiliate of the Company, except as specified in the Disclosure Letter;

                  (h) any change in the accounting policies followed by the Company or the method of applying such principles; or

                  (i) any capital expenditure commitment involving in any individual case, or series of related cases, more than (i) $25,000 or (ii) an amount that would cause the sum of all such capital expenditure commitments to exceed $50,000.

         6.25  Customers. The Company has used its reasonable business efforts
               ---------
to maintain and currently maintains, good working relationships with all of its customers. The Disclosure Letter contains a list of the names of each of the five customers that, for the year ended March 31, 1996, were the largest dollar volume customers of products and services sold and provided by The Company. Except as specified on the Disclosure Letter, none of such customers has given the Company notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with the Company.

         6.26  Finder's Fees. Except for Hamilton Capital Partners, Inc., whose
               -------------
fee will be paid at the Closing by the Company, no Person retained by either Shareholder is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

         6.27  Investment Representatives.
               ---------------------------

                  (a) Each Shareholder represents and warrants that he has not relied on any purchaser representative, or on TeleSpectrum or any other shareholder of TeleSpectrum, in connection with the acquisition of shares of Shares. Each Shareholder (i) has such knowledge, sophistication and experience in business and financial matters that it or he is capable of evaluating the merits and risks of an investment in the Shares (ii) fully understands the nature, scope and duration of the limitations on transfer contained in this Agreement and (iii) can bear the economic risk of an investment in the Shares and can afford a complete loss of such investment. Each Shareholder has had an adequate opportunity to ask questions and receive answers from the officers of TeleSpectrum concerning any and all matters relating to the Exchange described herein including without limitation the background and experience of the officers and directors of TeleSpectrum, the plans for the operations of the business of TeleSpectrum, the business, operations and financial condition of TeleSpectrum, and any plans for additional acquisitions and the like. The Shareholders have asked any and all questions in the nature described in the preceding sentence and all questions have been answered to their satisfaction.

                  (b) Each Shareholder further represents, warrants, acknowledges and agrees that it or he (i) is acquiring the Shares under this Agreement for its or her own account, as principal and not on behalf of other persons, and for investment and not with a view to the resale or distribution of all or any part of such shares and (ii) will not sell or otherwise transfer such shares unless, in the opinion of counsel who is satisfactory to TeleSpectrum, the transfer can be made without violating the registration provisions of the Securities Act of 1933 Act, as amended (the "1933 Act") and the rules and regulations promulgated thereunder.

         6.28  Additional Information. The Disclosure Letter accurately lists
               -----------------------
the following:

               (a) the names of all officers and directors of the Company;

               (b) the names and addresses of every bank or other financial institution in which The Company maintains an account (whether checking, saving or otherwise), lock box or safe deposit box, and the account numbers and names of the Persons having signing authority or other access thereto;

               (c) the names of all Persons authorized to borrow money or incur or guarantee indebtedness on behalf of the Company;

               (d) the names of all Persons holding powers of attorney from the Company and a summary statement of the terms thereof; and

               (e) all names under which the Company has conducted any business or which it has otherwise used at any time during the past five years.

         6.29  Exchange with Affiliates. Except as set forth on the Disclosure
               -------------------------
Letter, no affiliate of either Shareholder or any member of his immediate family (other than TARP Information Services, Inc. and Technical Assistance Research, Inc.), owns or has a controlling ownership interest in any corporation or other entity that is a party to any Contract with respect to the Company's assets or business.

         6.30  Full Disclosure. There are and will be no materially misleading
               ----------------
misstatements in any of the representations and warranties made by either Shareholder in this Agreement, the Disclosure Letter, the Exhibits to this Agreement, or in any of the documents, certificates and instruments delivered or to be delivered by either Shareholder pursuant to this Agreement and neither Shareholder has omitted to state any fact necessary to make statements made herein or therein not materially misleading.

         6.31  Materiality. The representations and warranties of the
               ------------
Shareholders contained in this Agreement, disregarding all qualifications and exceptions herein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate have a Material Adverse Effect.

         6.32 Other. There is no plan or intention by either Shareholder to
              -----
sell, exchange, or otherwise dispose of a number of the Shares that would reduce the Shareholder's ownership of the Shares to a value, as of the date of Closing, of less than 50% of the value of his TARP Shares transferred to TeleSpectrum at the Closing. As of the Closing Date, the fair market value of the Company's assets shall exceed the sum of its liabilities plus the liabilities, if any, to which such assets are subject.

         7.   Representations and Warranties of TeleSpectrum. TeleSpectrum
              ----------------------------------------------
hereby represents and warrants to each Shareholder as follows:

         7.1  Corporate. TeleSpectrum is a corporation duly organized, validly
              ----------
existing and in good standing under the laws of the State of Delaware. TeleSpectrum has the requisite power and authority to execute and deliver this Agreement and to perform the Exchange to be performed by it thereunder, and such execution, delivery and performance by it have been duly authorized by all necessary corporate action.

         7.2  Enforceability. This Agreement constitutes valid and binding
              ---------------
obligations of TeleSpectrum, enforceable against it in accordance with its terms.

         7.3  Consents and Approvals. Neither the execution and delivery by
              -----------------------
TeleSpectrum of this Agreement, nor the performance of the Exchange to be performed by it thereunder, will require any filing, consent or approval or constitute a Default under (a) any Regulation or Court Order to which it is subject, (b) its Charter Documents or bylaws or (c) any Contract, Permit or other document to which it is a party or by which its properties or other assets may be subject.

         7.4  Stock Ownership; Valuation. The total authorized capital stock of
              ---------------------------
TeleSpectrum consists of 200,000,000 shares of TeleSpectrum Common Stock (of which approximately 24,793,000 shares are issued and outstanding) and 5,000,000 shares of preferred stock, par value $.01 per share (of which no shares are outstanding). All of the shares are duly and validly authorized and issued, fully paid and non-assessable. Upon completion of the Exchange at the Closing, the Company shall receive valid title to all of the Shares, free and clear of all Encumbrances (other than restrictions imposed generally by applicable securities laws).

         7.5  Retention of Ownership.. TeleSpectrum is acquiring the TARP Shares
              -----------------------
under this Agreement for investment and not with a view to the sale or distribution thereof. After the Closing, TeleSpectrum has no plan or intention to (i) cause the Company to issue additional shares of its capital stock such that TeleSpectrum would no longer control the Company within the meaning of
Section 368(c)(1) of the Code or (ii) liquidate the Company, merge the Company into another corporation, cause the Company to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business, or to sell or otherwise dispose of any of the TARP Shares except for transfers described in Section 368(a)(2)(C) of the Code.

         7.6  Finder's Fees. Except as may be agreed to (in its sole discretion)
              --------------
and payable by TeleSpectrum, no Person retained by TeleSpectrum is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

         7.7  Full Disclosure. There are and will be no materially misleading
              ----------------
misstatements in any of the representations and warranties made by TeleSpectrum in this Agreement, the Disclosure Letter, the Exhibits to this Agreement or in any of the documents, certificates and instruments delivered or to be delivered by TeleSpectrum pursuant to this Agreement and TeleSpectrum has not omitted to state any fact necessary to make statements made herein or therein not materially misleading.

         7.8  Other. TeleSpectrum has no plan or intention to reacquire any of
              ------
the Shares. TeleSpectrum shall acquire the TARP Shares solely in exchange for the Shares. For purposes of this representation, TARP Shares redeemed for cash or other property furnished by TeleSpectrum will be considered as acquired by TeleSpectrum. No liabilities of the Company or the Shareholders will be assumed by TeleSpectrum, nor will any of the TARP Shares be subject to any liabilities.

TeleSpectrum does not own, directly or indirectly, nor has it owned during the past five years, directly or indirectly, any of the capital stock of the Company. Following the consummation of the Exchange, TeleSpectrum shall cause the Company to continue its historic business or use a significant portion of its historical business assets in its business. TeleSpectrum is not an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

8.       Certain Agreements.
         -------------------

         8.1  Access. Between the date of this Agreement and the Closing Date,
              -------
the Shareholders shall cause the Company to (a) give TeleSpectrum and its authorized representatives and legal counsel reasonable access to all properties, books, contracts, assets and records of the Company, (b) permit TeleSpectrum to make inspections thereof, and (c) cause its officers and its advisors to furnish TeleSpectrum with such financial and operating data and other information with respect to the business of the Company and to discuss with TeleSpectrum and its authorized representatives and legal counsel the affairs of the Company, all as TeleSpectrum may from time to time reasonably request.

         8.2  Regulatory Matters. The Shareholders shall cause the Company to,
              -------------------
and TeleSpectrum shall, (a) file with applicable regulatory authorities any applications and related documents required to be filed by them in order to consummate the Exchange and (b) cooperate with each other as they may reasonably request in connection with the foregoing.

         8.3  Exclusivity. From the date hereof until the earlier of the Closing
              ------------
or the termination of this Agreement, neither Shareholder or any of their respective agents shall, directly or indirectly, solicit or negotiate or enter into any agreement with any other Person, or provide any nonpublic information to any other Person, with respect to or in furtherance of any proposal for a merger or business combination involving, or acquisition of any interest in, or (except in the ordinary course of business) sale of assets by, the Company, except for the acquisition of the Shares by TeleSpectrum. The Shareholders shall cause the Company to comply with the covenants contained in this Section 8.3.

         8.4  Update Disclosure Letter. Between the date hereof and the Closing
              -------------------------
Date, the Shareholders shall promptly disclose to TeleSpectrum in writing any information set forth in the Disclosure Letter which is no longer applicable and any information of the nature of that set forth in the Disclosure Letter which arises after the date hereof and which would have been required to be included in the Disclosure Letter if such information had been obtained on the date of delivery thereof.

         8.5  Best Efforts. Each party shall use their best efforts to cause all
              -------------
conditions to the performance of the parties hereto that are within its control to be satisfied and the Exchange consummated on or prior to the Termination Date.

         8.6  Tax Cooperation. Since the Company may constitute a Passive
              ----------------
Foreign Investment

Company (PFIC), as defined in Section 1296 of the Code, beginning in its taxable year ending March 31, 1996, the Shareholders shall make a (protective) QEF election under Section 1293 of the Code for their taxable years ending December 31, 1996. TeleSpectrum shall provide Shareholders with the information necessary to complete the PFIC Annual Information return for the periods ending March 31, 1996 and/or March 31, 1997 substantially in the form attached hereto as Exhibit
8.7 or in such other form as the Internal Revenue Service may require to effectuate the intent of the QEF election for TARP's first taxable year as a PFIC.

         8.7  Required Consents. Each Shareholder shall use his best efforts to
              ------------------
take, or cause to be taken, such action to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable to obtain the Required Consents.

9.       Conduct of the Business Prior to the Closing.
         ---------------------------------------------

         9.1  Operation in Ordinary Course. Between the date of this Agreement
              -----------------------------
and the Closing Date, the Shareholders shall cause the Company to conduct its business in all material respects in the ordinary course and to use commercially reasonable efforts to maintain all current business relationships.

         9.2  Business Organization. Between the date of this Agreement and the
              ----------------------
Closing Date, the Shareholders shall cause the Company to use commercially reasonable efforts, to preserve substantially intact its business organization and keep available the services of the present officers and employees of such Company.

         9.3  Corporate Organization. Between the date of this Agreement and the
              -----------------------
Closing Date, the Shareholders shall cause the Company to refrain from amending its Charter Document or bylaws and shall not:

                  (a) issue, sell or otherwise dispose of any of its capital stock, or create, sell or otherwise dispose of any options, rights, conversion rights or other agreements or commitments of any kind relating to the issuance, sale or disposition of any of its capital stock;

                  (b) reclassify, split up or otherwise change its capital stock;

                  (c) be party to any merger, consolidation or other business combination;

                  (d) sell, lease, license or otherwise dispose of any of its Assets (including, but not limited to rights with respect to its Intellectual Property), except in the ordinary course of business; or

                  (e) organize any subsidiary or acquire any equity securities of any Person or any equity or ownership interest in any business.

         9.4  Business Restrictions. Between the date of this Agreement (the
              ----------------------
Balance Sheet Date with respect to Section 9.4(a)) and the Closing Date, except as mutually agreed, the Shareholders shall cause the Company to refrain from:

              (a) borrowing any funds or otherwise become subject to, whether directly or by way of guaranteeing or otherwise, any indebtedness for borrowed money;

              (b) creating any material Encumbrance on any of its material
Assets;

              (c) except in the ordinary course of business, increasing in any manner the compensation of any director or officer or increase in any manner the compensation of any class of employees;

              (d) creating or materially modifying any bonus, deferred compensation, pension, profit sharing, retirement, insurance, stock purchase, stock option, or other fringe benefit plan, arrangement or practice or any other employee benefit plan (as defined in section 3(3) of ERISA);

              (e) making any capital expenditure or acquire any property or assets (other than raw materials and supplies) for a cost in excess of $50,000 in any one case or $100,000 in the aggregate;

              (f) entering into any agreement that materially restricts either Company from carrying on the Business;

              (g) canceling any material debts of others or waive any material claims or rights; or

              (h) acting or omitting from taking any action which would cause any of the representations and warranties in Section 7 to be inaccurate.

10.      Survival of Representations; Indemnification.
         --------------------------------------------

         10.1  Survival of Representations, Etc. The representations and
               ---------------------------------
warranties given by each Shareholder and TeleSpectrum under this Agreement shall survive the Closing for a period of two years after the Closing Date, except that all representations and warranties contained in Sections 6.4, 6.15, 6.17 and 6.22 shall survive the Closing for the period of the applicable statute of limitations plus any extensions or waivers thereof.

         10.2  Indemnification by the Shareholders. The Shareholders, jointly
               ------------------------------------
and severally, hereby agree to indemnify and hold harmless TeleSpectrum, and its successors and assigns, (each, an "Indemnified TeleSpectrum Party") from and against any and all Liabilities, claims, demands, judgments, settlement payments, losses, costs, damages and expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified TeleSpectrum Party in connection therewith) (collectively, "Damages") that such Indemnified TeleSpectrum Party may sustain, suffer or incur that result from, arise out of or relate to (a) any breach of or any inaccuracy in any representation, warranty, covenant or agreement of either Shareholder contained in this Agreement, including any breach of the obligation to indemnify hereunder, (b) any Liability or obligation involving an Environmental Condition or which otherwise relates to, or involves a claim, Liability or obligation which arises out of or is based upon, any Environmental Law, to the extent that such Liability or obligation relates to or arises out of, in whole or in part, any activity occurring, condition existing, omission to act or other matter existing prior to the Closing Date, or (c) any Liability or obligation of either Shareholder involving taxes due and payable by, or imposed with respect to the either Company or either Shareholder for any all taxable periods ending on or prior to the Closing Date (whether or not such taxes have been due and payable).

         10.3     Indemnification by TeleSpectrum. TeleSpectrum hereby agrees to
                  -------------------------------
indemnify and hold harmless each Shareholder (each, an "Indemnified Seller Party") from and against any Damages that any Indemnified Seller Party may sustain, suffer or incur that result from, arise out of or relate to any breach of or inaccuracy in any representation, warranty, covenant or agreement of TeleSpectrum contained in this Agreement, including any breach of the obligation to indemnify hereunder.

         10.4     Limitation on Liabilities.
                  --------------------------

                  (a) Notwithstanding anything in this Agreement to the contrary, an indemnifying party shall not have any liability to an indemnified party in respect of any claim for indemnification for the breach of any representation or warranty contained herein (i) unless a claim with respect thereto is delivered to the indemnifying party specifying the factual basis of the claim in reasonable detail to the extent then known by the indemnifying party prior to the termination of the survival period for such representation and warranty set forth in Section 10.1 hereof and (ii) until the damages to the indemnified party, after taking into account Section 10.4(a) hereof, exceed a cumulative aggregate total of $50,000, but then to the full extent of such Damages.

                  (b) In addition, the indemnification liability of the Shareholders under Section 10.2 of this Agreement shall be limited to an aggregate of $1,600,000 in the case of any claim or claims for breaches of representations and warranties of either Shareholder made herein or in any other Transaction Document.

                  (c) In pursuing the indemnification liability of the Shareholders under Section 10.2 of this Agreement, the Company shall first resort to the Pledged Shares, valued as set forth in the Pledge Agreement. In addition, TeleSpectrum shall have an offset right against certain contingent payments otherwise payable to Technical Assistance Research Programs, Inc. and Tarp Information Systems, Inc. (collectively, the Companies) pursuant to the Asset Purchase Agreement dated as of October 1, 1996 by and among TeleSpectrum, the Companies and the Shareholders.

         10.5     Procedure for Claims.
                  ---------------------

                  (a) An Indemnified TeleSpectrum Party or an Indemnified Seller Party that desires to seek indemnification under any part of this Section 10 (each, an "Indemnified Party") shall give notice (a "Claim Notice") to each party responsible or alleged to be responsible for indemnification hereunder (an "Indemnitor"). Such notice shall briefly explain the nature of the claim and the parties known to be involved, and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an "Unliquidated Claim"). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the "Liquidated Claim Notice") within 60 days after the matter giving rise to the claim becomes finally resolved, and the Liquidated Claim Notice shall specify the amount of the claim. Each Indemnitor to which or whom a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a "Claim Response") within 30 days (the "Response Period") after the later of
(i) the date that the Claim Notice is given or (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

                  (b) If any Indemnitor shall be obligated to indemnify an Indemnified Party hereunder, such Indemnitor shall pay to such Indemnified Party within 30 days after the last day of the applicable Response Period the amount to which such Indemnified Party shall be entitled. If there shall be a dispute as to the amount or manner of indemnification under this Section 10, the Indemnitor and the Indemnified Party shall seek to resolve such dispute through negotiations and, if such dispute is not resolved within twenty days, the Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Indemnitor. If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to 10%.

         10.6.    Third Party Claims. An Indemnified Party that desires to seek
                  -------------------
indemnification under any part of this Section 10 with respect to any actions, suits or other administrative or judicial proceedings (each, an "Action") that may be instituted by a third party shall give each Indemnitor prompt notice of a third party's institution of such Action. After such notice, any Indemnitor may, or if so requested by such Indemnified Party, any Indemnitor shall, participate in such Action or assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that such Indemnified Party shall have the right to participate at its own expense in the defense of such Action; and provided, further, that the Indemnitor shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of such Indemnified Party (which consent shall not be unreasonably withheld), that (a) fails to include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of any such Action or (b) grants the claimant or plaintiff any injunctive relief against the Indemnified Party. Any failure to give prompt notice under this Section 10.6 shall not bar an Indemnified Party's right to claim indemnification under this Section 10, except to the extent that an Indemnitor shall have been harmed by such failure.

      10.7.  Exceptions to Limitations. Nothing herein shall be deemed to
             --------------------------
limit or restrict in any manner any rights or remedies which TeleSpectrum has, or might have, at law, in equity or otherwise, against either Shareholder based on intentional fraud by either Shareholder hereunder.

      10.8.  Effect of Investigation. Any claim for indemnification shall not
             ------------------------
be invalid as a result of any investigation by or opportunity to investigate afforded to TeleSpectrum unless TeleSpectrum had actual conscious awareness of the claim prior to the Closing.

      10.9.  Contingent Claims. Nothing herein shall be deemed to prevent an
             ------------------
Indemnified Party from making a claim hereunder for potential or contingent claims or demands provided the Claim Notice sets forth the specific basis for any such potential or contingent claim to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim or demand may be made; provided, however, that any such potential or contingent claim or demand must mature into an actual claim or demand not later than three years after the Closing Date.

      10.10  Security for Indemnification. As security for their
             -----------------------------
indemnification obligations, under this Section 10, the Shareholders agree to pledge certain of the Shares issuable hereunder pursuant to the Pledge Agreement attached hereto as Exhibit A.

11.   Termination.
      ------------

      11.1  Grounds for Termination. This Agreement may be terminated at any
            ------------------------
time prior to the Closing Date:

            (a) by mutual written consent of TeleSpectrum and the Shareholders,

            (b) by TeleSpectrum prior to the Closing Date if its due diligence investigation and review of the Company's business and assets and the prospects and obligations of the Company shall not have been completed to its sole satisfaction;

            (c) by either Shareholder or by TeleSpectrum, if the Closing has not occurred by the Termination Date; provided, however, that the right to terminate this Agreement under this paragraph (b) of Section 11.1 shall not be available to any party that has breached any of its covenants, representations or warranties in this Agreement in any material respect (which breach has not been cured);

             (d) by either Shareholder or TeleSpectrum, if there shall be any Regulation that makes consummation of the Exchange illegal or otherwise prohibited or if any Court Order enjoining such Shareholder or TeleSpectrum from consummating the Exchange is entered and such Court Order shall become final and nonappealable;

             (e) by TeleSpectrum, if either Shareholder shall have breached any of its covenants hereunder or if the representations and warranties of such Shareholder contained in this Agreement or in any certificate or other writing delivered by such Shareholder pursuant hereto shall not be true and correct, except for such changes as are contemplated by this Agreement, and, in either event, if such breach is subject to cure, such Shareholder has not cured such breach within 10 business days of TeleSpectrum's notice of an intent to terminate;

             (f) by either Shareholder, if TeleSpectrum shall have breached any of its covenants hereunder or if the representations and warranties of TeleSpectrum contained in this Agreement or in any certificate or other writing delivered by TeleSpectrum pursuant hereto shall not be true and correct, except for such changes as are contemplated by this Agreement, and, in either event, if such breach is subject to cure, TeleSpectrum has not cured such breach within 10 business days of a Shareholder's notice of an intent to terminate.

      11.2.  Effect of Termination. If this Agreement is terminated pursuant
             ----------------------
to Section 11.1, any party may pursue any legal or equitable remedies that may be available if such termination is based on a breach of another party.

12.   Payment of Expenses. Each party hereto shall pay their own expenses for
      --------------------
lawyers, accountants, consultants, investment bankers, brokers, finders and other advisors with respect to the Transactions. Each party acknowledges that the sole consideration used in the Exchange is voting Shares and voting TARP Shares.

13.   Contents of Agreement. This Agreement sets forth the entire understanding
      ----------------------
of the parties hereto with respect to the Exchange and supersedes all prior agreements or understandings among the parties regarding those matters.

14.   Amendment, Parties in Interest, Assignment, Etc. This Agreement may be
      ------------------------------------------------
amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. The parties hereto shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

15.   Interpretation. Unless the context of this Agreement clearly requires
      ---------------
otherwise, (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) "or" has the inclusive meaning frequently identified with the phrase "and/or" and (c) "including" has the inclusive meaning frequently identified with the phrase "but not limited to." The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

16.   Remedies. The remedies provided by Section 10 shall constitute the
      --------
exclusive remedies for the matters covered thereby. With respect to any matters not covered by such Section, any party shall be entitled to such rights and remedies as such party may have at law or in equity or otherwise for any breach of this Agreement, including the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished by the remedies provided hereunder.

17.   Notices. All notices that are required or permitted hereunder shall be
      --------
in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or Federal Express or other delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto given in accordance with the foregoing notice procedures:

      If to TeleSpectrum:

             TeleSpectrum Worldwide Inc.
             443 S. Gulph Road
             King of Prussia, PA  19406
             FAX:  610-962-5109
             Attention:  Richard C. Schwenk, Jr., Senior Vice
                         President and Chief Financial Officer

      with a required copy to:

             Morgan, Lewis & Bockius LLP
             2000 One Logan Square
             Philadelphia, PA 19103
             FAX: 215-963-5299
             Attention: Stephen M. Goodman, Esquire

      If to Goodman:

             John A. Goodman
             5024 Balton Road
             Bethesda, MD 20816

      If to Grainer:

             Marc A. Grainer
             6406 Recreation Lane
             Falls Church, VA 22041

      In each case, with a required copy to:

             Hurwitz & Abramson
             1735 20th Street, N.W.
             Washington, DC  20009
             FAX:  202-462-0379
             Attention:  Ronald E. Abramson, Esq.


18.   Governing Law.  This Agreement shall be construed and interpreted in
      --------------
accordance with the laws of the Commonwealth of Pennsylvania, without regard to its provisions concerning conflict of laws.

19.   Consent to Jurisdiction; Service of Process, etc.
      -------------------------------------------------

             (a) Each party hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding (collectively, "Suit") arising out of this Agreement may be brought and adjudicated in the United States District Court for the Eastern District of Pennsylvania or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of competent civil jurisdiction in Chester County, Pennsylvania, (ii) consents and submits to the non-exclusive jurisdiction of any such court for the purposes of any such Suit and (iii) waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it or he is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum or that the venue of such Suit is improper.

             (b) Each party hereto also irrevocably consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 17 or by any other method provided or permitted under applicable law. Each party hereto agrees that final judgment in any Suit (with all right of appeal having either expired or been waived or exhausted) shall be conclusive and that the Buyer shall be entitled to enforce such judgment in any other jurisdiction of the world by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of indebtedness arising from such judgment.

20.   Legend; Registration Rights.
      ---------------------------

      (a)   Registration on Resale.  The certificates evidencing Shares to be
            ----------------------
received by the Shareholders hereunder will bear a legend substantially in the form set forth below and containing such other information as TeleSpectrum may deem appropriate.


             THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT") OR ANY STATE SECURITIES OR BLUE SKY LAWS. SUCH SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE 1933 ACT AND ANY STATE SECURITIES OR BLUE SKY LAWS, UNLESS, IN THE OPINION (WHICH SHALL BE IN FORM AND SUBSTANCE SATISFACTORY TO THE CORPORATION) OF COUNSEL SATISFACTORY TO THE CORPORATION, SUCH REGISTRATION IS NOT REQUIRED.


In addition, such certificates shall also bear such other legends as counsel for TeleSpectrum reasonably determines are required under the applicable laws of any state.

      (b)    Piggyback Registration.
             ----------------------

             (i) Right to Piggyback. At any time whenever TeleSpectrum proposes
                 ------------------
to register any Common Stock under the Securities Act of 1933 and the registra-tion form to be used may be used for the registration Securities (a "Piggyback Registration"), TeleSpectrum will give prompt written notice to all holders of Registrable Securities and will include in such Piggyback Registration, subject to the allocation provisions below, all Registrable Securities with respect to which TeleSpectrum has received written request for inclusion within 20 days after TeleSpectrum's mailing of such notice.

             (ii) Piggyback Expenses. In all Piggyback Registrations, Tele-
                  ------------------
Spectrum will pay the Registration Expenses related to the Registrable Securities of the Selling Stockholders, but the Selling Stockholders will pay the Underwriting Commissions related to their Registrable Securities.

             (iii) Priority on Primary Registrations. If a Piggyback
                   ---------------------------------
Registration is an underwritten primary registration on behalf of TeleSpectrum, and the managing underwriters advise TeleSpectrum in writing that in their opinion the number of securities requested to be included in such registration exceeds the number that can be sold in such offering, at a price reasonably related to fair value, TeleSpectrum will allocate the securities to be included as follows: first, the securities TeleSpectrum proposes to sell on its own behalf, and second, Registrable Securities requested to be included in such registration by the Selling Stockholders, pro rata on the basis of the respective Registrable Securities owned among the Selling Stockholders.

             (iv) Priority on Secondary Registrations. If a Piggyback
                  -----------------------------------
Registration is initiated as an underwritten secondary registration on behalf of holders of TeleSpectrum's securities and the managing underwriters advise Tele-Spectrum in writing that in their opinion the number of securities requested to be included in such registration exceeds the number that can be sold in such offering, at a price reasonably related to fair value, TeleSpectrum will allocate the securities to be included on a pro rata basis, based on the number of Registrable Securities owned among the Selling Stockholders.

             (v) Selection of Underwriters. The selection of investment
                 -------------------------
banker(s) and manager(s) and other decisions regarding the underwriting arrangements for the offering will be made by TeleSpectrum.

             (vi) Indemnification. TeleSpectrum shall indemnify, to the extent
                  ---------------
permitted by law, each Selling Stockholder against all losses, claims, damages, liabilities and expenses arising our of or resulting from any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or associated term sheet or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading except insofar as the same are caused by or contained in any information furnished in writing to TeleSpectrum by such Selling Stockholder expressly for use therein or by such Stockholder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after TeleSpectrum has furnished such Selling Stockholder with a sufficient number of copies of the same.

             (vii) Information. In connection with any registration statement in
                   -----------
which a Selling Stockholder is participating, each such holder will furnish to TeleSpectrum in writing such information as is reasonably requested by TeleSpectrum for use in any such registration statement or prospectus and will indemnify, to the extent permitted by law, TeleSpectrum, its directors and officers and each person who controls TeleSpectrum (within the meaning of the 1933 Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact or any omission or alleged omission of a material fact required to be stated in the registration statement or prospectus or any amendment thereof or supplement thereto or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in information so furnished in writing by such holder specifically for use in preparing the registration statement.

21.   Counterparts. This Agreement may be executed in two or more counter-
      -------------
parts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

22.   Definitions.
      ------------

      "Affiliates" means, with respect to a particular party, persons or entities controlling, controlled by or under common control with that party, as well as the officers, directors and majority-owned entities of that party and of its other Affiliates.

      "Agreement" means this Agreement and the exhibits hereto.

      "Balance Sheet Date" is defined in Section 6.5.

      "Benefit Plan" means all employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices.

      "Charter Documents" means an entity's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

      "Closing" is defined in Section 3.1.

      "Closing Date" means the date of the Closing.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Company" is defined in the background section.

      "Company Balance Sheets" is defined in Section 6.5.

      "Confidential Information" means any confidential information or trade secrets of the Business, including, without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, know-how and other technical information, advertising, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships with dealers, distributors, wholesalers, customers, clients, suppliers and others who have business dealings with the Business.

      "Contract" means any written or oral contract, agreement, lease, plan, instrument or other document or commitment, arrangement, undertaking, practice or authorization that is or may be binding on any Person or its property under applicable law.

      "Copyrights" means registered copyrights, copyright applications and unregistered copyrights.

      "Court Order" means any judgment, decree, injunction, order or ruling of any Federal, state, local or foreign court or governmental or regulatory body or arbitrator or authority that is binding on any Person or its property under applicable law.

      "Default" means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration.

      "Disclosure Letter" is defined in Section 6.

      "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability or voting, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

      "End-User Licenses" is defined in Section 6.20(c).

      "Environmental Condition" is defined in Section 6.17(b).

      "Environmental Law" is defined in Section 6.17(b).

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Financial Statements" is defined in Section 6.5.

      "GAAP" means United States generally accepted accounting principles.

      "Hazardous Substances" means (i) any gasoline, fuel oil or any other petroleum products, explosives, alcohols or chemical solvents or polychlorinated biphenyls, (ii) any substance, waste, material or product defined as hazardous, radioactive, extremely hazardous or toxic under any Environmental Law, and (iii) asbestos, asbestos-containing substances or urea formaldehyde insulation.

      "Indemnified Seller Party" is defined in Section 10.4.

      "Indemnified TeleSpectrum Party" is defined in Section 10.2.

      "Interim Balance Sheet" is defined in Section 6.5.

      "Interim Balance Sheet Date" is defined in Section 6.5.

      "Intellectual Property" means any Copyrights, Patents, Trademarks, know-how, trade secrets (including, without limitation, all results of research and development), product formulae, franchises, inventions, rights-to-use and other industrial and intellectual property rights.

      "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

      "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

      "Material Adverse Effect" means a material adverse effect on the Business, Assets, financial condition, results of operations, liquidity, products, competitive position, customers or customer relations of either Company.

      "Non-Assignable Contracts" is defined in Section 2.5.

      "Ordinary course" or "ordinary course of business" means the ordinary course of business that is consistent in nature and, where relevant, amount with past practices.

      "Patents" means all patents and patent applications.

      "Permit" means any governmental permit, license, registration, certificate of occupancy, approval and other authorization.

      "Person" means any natural person, corporation, partnership, proprietorship, association, trust or other legal entity.

      "Personal Property Leases" is defined in Section 6.9.

      "Pledge Agreement" means the Pledge Agreement between the Buyer and each Shareholder entered into as of the Closing Date, in substantially the form attached as Exhibit C.

      "Real Estate Leases" is defined in Section 6.7.

      "Real Property" is defined in Section 6.7.

      "Registrable Securities" means the Shares and any securities issued or to be issued with respect to the Shares by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities will cease to be Registrable Securities when they have been (A) effectively registered under the 1933 Act and disposed of in accordance with the registration statement covering them, or (B) transferred pursuant to Rule 144 promulgated under such Act (or any similar provision then in force).

      "Registration Expenses" means all expenses incident to TeleSpectrum's performance of or compliance with this Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, expenses and fees for listing the securities to be registered on exchange or electronic quotation systems on which similar securities issued by TeleSpectrum are then listed, and fees and disbursements of counsel for TeleSpectrum and of all independent certified public accountants, underwriters (other than Underwriting Commissions) and other persons retained by TeleSpectrum.

      "Regulation" means any statute, law, ordinance, regulation, order or rule of any Federal, state, local, foreign or other governmental agency or body or of any other type of regulatory body, including those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

      "Selling Stockholders" means registered holders of Registrable Securities who request inclusion of all or a portion of their shares of Registrable Securities in a Piggyback Registration pursuant to Section 20, provided, however, for purposes of Sections 20(b)(iii) and (iv) only, such term shall also include those Persons who were granted registration rights by TeleSpectrum with respect to shares of TeleSpectrum Common Stock or Warrants to purchase shares of TeleSpectrum Common Stock which were issued on or prior to August 13, 1996 and those Persons who the Company may in the future deem Selling Stockholders.

      "Shares" means such number of voting shares of TeleSpectrum Common Stock, par value $.01 per share, with an aggregate Trading Value of $5,000,000 and an agreed fair market value of

#3,250,000 after taking into account various restrictions, including the lack of marketability of the Shares.

      "Shareholders" is defined in the preamble.

      "TARP Shares" means all of the issued and outstanding equity of the Company, which consists of the following two classes of voting equity with identical rights: (i) registered shares (par value 50 pence each) and
(ii) Bearer Share Warrants which are immediately convertible, without any consideration, into actual bearer stock certificates. Each Bearer Share Warrant has the same voting, participation and liquidation rights as 5,000 registered bearer shares. The only difference between the registered shares and the Bearer Share Warrants being: (i) that the Bearer Share Warrants must be deposited with the registered office of the Company prior to voting in order to demonstrate ownership and (ii) the Bearer Share Warrants can be delivered to TeleSpectrum free of UK Stamp Duty or UK capital gains tax.

      "TeleSpectrum Common Stock" means the common stock, par value $.01 per share, of TeleSpectrum.

      "Trademarks" means registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

      "Trading Value" means average closing price of the Common Stock for the 30 days prior to the Closing Date as reported in The Wall Street Journal.
                                              -----------------------

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the day and year first written above.


                           TELESPECTRUM WORLDWIDE INC.




                           By:
                               _________________________________________
                               J. Brian O'Neill
                               Chairman





                           SHAREHOLDERS



                           ---------------------------------------------
                           John Goodman



                           ---------------------------------------------
                           Marc Grainer

                                  EXHIBIT 2.3

      As of September 30, 1996, Shareholders will cause the Company to declare a dividend in an amount equal to the amount by which the Shareholders' net equity exceeds US $650,000, such amount to be determined in concert with the following principles. As soon as practicable, but in any event within 30 days after the Closing, TeleSpectrum shall engage Arthur Andersen LLP to prepare, in accordance with GAAP (applied in a manner consistent with the Audited Financial Statements), a balance sheet of the Company (the "Closing Date Balance Sheet") as of the end of the business on the day prior to the Closing Date. If the aggregate shareholders' equity as shown on the Closing Date Balance Sheets is less than $650,000 (such amount is referred to as the "Net Worth Deficiency"), within ten business days after delivery of the Post-Closing Balance Sheets to the Company the Shareholders shall contribute as of September 30, 1996 to the Company by wire transfer of immediately available funds an amount equal to the Net Worth Deficiency as an additional contribution to capital. If the aggregate shareholders' equity as shown on the Closing Date Balance Sheet is greater than $650,000 (such amount is referred to as the "Net Worth Excess"), within ten business days after delivery of the Post-Closing Balance Sheets to the Company, the Company shall distribute the dividend declared above by wire transfer of immediately available funds in an amount equal to the Net Worth Excess. Notwithstanding anything in this Section 2.3 to the contrary, if there is any Net Worth Deficiency or Net Worth Excess and the parties hereto dispute any item contained on the Closing Date Balance Sheet, the party disputing such item shall notify the other party in writing of each disputed item, and specify the amount thereof in dispute within thirty business days after the delivery of the Closing Balance Sheets. If the Shareholders and the Company cannot resolve any such dispute which would eliminate or reduce the amount of the Net Worth Deficiency or Net Worth Excess, as applicable, then they shall pay the amount to which there is no dispute and the amount in dispute shall be resolved by an independent nationally recognized accounting firm which is reasonably acceptable to the Shareholders and TeleSpectrum (the "Independent Accounting Firm"). The determination of the Independent Accounting Firm shall be made as promptly as practical and shall be final and binding on the parties, absent manifest error which error may only be corrected by such Independent Accounting Firm. Any expenses relating to the engagement of the Independent Accounting Firm shall be allocated between the Shareholders and the Company so that the Company share of such costs shall be in the same proportion that the aggregate amount of the disputed amounts submitted to the Independent Accounting Firm that are unsuccessfully disputed (as finally determined by the Independent Accounting
Firm) bears to the total amount of such disputed amounts so submitted to the Independent Account Firm. For purposes of all currency exchange rate calculations which are necessary to give effect to this Agreement, the Independent Accounting Firm shall use the average bid/asked exchange rates for the five business days immediately preceding the Closing Date as reported by The
                                                                             ---
Wall Street Journal.
-------------------

               EXHIBIT 4.2 -- SHAREHOLDERS' TAKEDOWN CERTIFICATE

              EXHIBIT 5.2 -- TELESPECTRUM'S TAKEDOWN CERTIFICATE

                    EXHIBIT 4.4 -- OPINION OF LEWIS SILKEN

EXHIBIT 5.3 -- MORGAN, LEWIS & BOCKIUS LLP OPINION

                         EXHIBIT 5.6 -- MUTUAL RELEASE

EXHIBIT 6 -- DISCLOSURE LETTER

EXHIBIT 8.7 -- PFIC ANNUAL INFORMATION STATEMENT